NEWS RELEASE

FOR IMMEDIATE RELEASE

SYNALLOY ANNOUNCES SECOND QUARTER RESULTS

Spartanburg, South Carolina, July 28, 2004 . . . Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, dyes and pigments, stainless steel pipe, vessels and process equipment, announces net income for the second quarter of 2004 of $441,000, or $.07 per share on a 26% increase in sales to $30,495,000. This compares to net income of $185,000, or $.03 per share earned in last year's second quarter.

Chemicals Group

Sales in the Colors Segment were up 83% and 82% for the quarter and year-to-date, respectively, from a year earlier; however, the Segment experienced operating losses of $243,000 and $350,000 compared to losses of $95,000 and $101,000 reported in 2003's second quarter and year-to-date, respectively. The significant increase in sales reflects the impact of acquiring certain assets of Rite Industries, Inc. in the third quarter of 2003, partially offset by the sale of the Segment's liquid dye business in the first quarter of this year. The Segment experienced poor business conditions in all of its product lines, especially in the first half of the second quarter, negatively impacting sales volumes and margins. We have continued to downsize our operations, cutting costs, and in June implemented price increases throughout our product lines. While we are disappointed in the second quarter's results, we believe the combination of the price increases and cost structure we have going into the third quarter will give us the chance to improve this Segment's results for the balance of 2004.

Sales in the Specialty Chemicals Segment were up 16% for the second quarter and 21% for the first six months, respectively, from the prior year. Operating income declined 32% for the quarter compared to 2003, but increased 98% for the first six months compared to the same period last year. The sales improvement came from improved business conditions experienced through the first six months of this year. The decline in profits for the quarter came from the timing of certain tolling contracts at the Spartanburg location. The timing of our production for these contracts varies from year-to-year based on customer requirements resulting in significant swings in profits from quarter-to-quarter when compared to the prior year. The increase in profits for the first six months came from a combination of higher manufacturing cost absorption resulting from the increased volume experienced at both plants, coupled with the increase of several higher margin tolling contracts at both facilities. Management continues to be optimistic about a new line of fire retardant chemicals that we should begin producing in the third quarter. Applications for this new line of chemicals include mattresses, furniture and home appliances, which are subject to new fire retardant regulations that will become effective in 2005. In addition, our products offer a safer alternative to the use of brominated compounds used in products currently servicing these industries. Qualifications of these products are progressing with good success in each of the applications. Regulations in California will require mattress manufacturers to begin utilizing fire retardant products that conform to the new regulations in their production process beginning January 1, 2005. As a result, we anticipate generating material revenues from this product beginning in the fourth quarter. Assuming no significant downturn in the general economy, management believes this Segment has a good chance to continue to operate profitably over the balance of 2004.

Metals Segment

Dollar sales for the Metals Segment increased 13% for the quarter and 42% for the first six months from the same periods a year earlier. The increase for the quarter resulted from 23% higher average selling prices partially offset by 13% lower unit volumes compared to last year's second quarter. The six-month increase over the first six months of 2003 resulted from 24% higher average selling prices coupled with a 19% increase in unit volumes. Operating income increased 188% and 622% for the quarter and year-to-date, respectively, compared to the same periods last year. Although pipe sales declined sequentially from the first quarter of 2004, the Segment experienced an 11% increase in operating profit compared to the first quarter of 2004. The Segment continues to benefit from selling price increases implemented to offset the continued increases in surcharges included in raw material costs. Because of the steadily increasing raw material and selling prices throughout the quarter and first six months, the Segment generated higher profits from selling lower cost inventories, which contributed to the significant profit improvement experienced for the quarter and year-to-date compared to the same periods last year. A high level of uncertainty exists within the nickel market, the primary component of stainless steel surcharges. Most of the Segment's pipe is sold through distributors that spent the first quarter of 2004 increasing inventories in anticipation of higher pricing from increased surcharges. However, since surcharges appeared to be leveling or declining during the second quarter, distributors were hesitant to restock inventories, which led to the unit volume decline compared to the first quarter. While commodity pipe generated operating income, piping systems incurred a loss for the quarter and year-to-date. However, piping systems' backlog continued to increase and is now $10,000,000, or 150% higher than the 2003 year-end amount. We are confident that, subject to unexpected changes in customers' scheduling requirements, work through the shop will increase steadily over the third quarter, which will allow piping systems to begin to operate profitably. Subject to the nickel surcharge uncertainty, management continues to be optimistic about the current conditions that exist in the commodity pipe market. Surcharges are expected to increase in the third quarter giving us the opportunity to continue to capitalize on favorable inventory costs. If piping systems can capitalize on its backlog as expected, management believes this Segment has a good chance to continue to operate profitably.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts may be forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The following factors could cause actual results to differ materially from historical results or those anticipated; adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time to time in Synalloy's Securities and Exchange Commission filings. The preliminary earnings shown herein are forward-looking statements and are subject to change for any adjustments resulting from the auditing process. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact: Greg Bowie

(864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jul 3, 2004	Jun 28, 2003	Jul 3, 2004	Jun 28, 2003
	---------------	-----------------	---------------	---------------
Net sales
Colors Segment	$7,848,000	$4,294,000	$16,200,000	$8,913,000
Specialty Chemicals Segment	7,676,000	6,636,000	15,195,000	12,553,000
	---------------	---------------	---------------	---------------
Chemicals Group	15,524,000	10,930,000	31,395,000	21,466,000
Metals Segment	14,971,000	13,225,000	32,582,000	22,988,000
	---------------	---------------	---------------	---------------
	$30,495,000	$24,155,000	$63,977,000	$44,454,000
Operating income (loss)
Colors Segment	(243,000)	(95,000)	(350,000)	(101,000)
Specialty Chemicals Segment	297,000	436,000	964,000	488,000
	---------------	---------------	---------------	---------------
Chemicals Group	54,000	341,000	614,000	387,000
Metals Segment	1,197,000	415,000	2,272,000	315,000
	---------------	---------------	---------------	---------------
	1,251,000	756,000	2,886,000	702,000
Unallocated expenses
Corporate	272,000	238,000	573,000	474,000
Interest and debt expense	300,000	236,000	611,000	482,000
Other (income) expense	-	(6,000)	-	(14,000)
	---------------	---------------	---------------	---------------
Income (loss) before income taxes	679,000	288,000	1,702,000	(240,000)
Provision for (benefit from)
income taxes	238,000	103,000	596,000	(87,000)
	---------------	---------------	---------------	---------------
Net income (loss)	$441,000	$185,000	$1,106,000	$(153,000)
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Net income (loss) per common share:
Basic	$.07	$.03	$.18	($.03)

Diluted	$.07	$.03	$.18	($.03)
	========	========	========	========
Average shares outstanding
Basic	6,005,274	5,964,304	5,997,289	5,964,304
	========	========	========	========
Diluted	6,151,708	5,967,168	6,107,990	5,964,304
	========	========	========	========
Backlog-Piping Systems & Process Equipment			$16,700,000	$6,400,000
			========	========

Balance Sheet	Jul 3, 2004	Jan 3, 2004
	---------------	---------------
Assets
Cash and sundry current assets	$1,274,000	$521,000
Accounts receivable, net	17,168,000	15,545,000
Inventories	27,560,000	24,119,000
	---------------	---------------
Total current assets	46,002,000	40,185,000
Property, plant and equipment, net	19,009,000	19,563,000
Other assets	5,111,000	5,177,000
	---------------	---------------
Total assets	$70,122,000	$64,925,000
	========	========
Liabilities and shareholders' equity
Accounts payable	$11,379,000	$8,449,000
Accrued expenses	3,853,000	3,030,000
	---------------	---------------
Total current liabilities	15,232,000	11,479,000
Long-term debt, less current portion	18,582,000	18,761,000
Other long-term liabilities and minority interest	2,469,000	2,129,000
Shareholders' equity	33,839,000	32,556,000
	---------------	---------------
Total liabilities & shareholders' equity	$70,122,000	$64,925,000
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